Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 31, 2008, accompanying the consolidated financial statements and schedules included in the Annual Report of WHX Corporation and Subsidiaries on Form 10-K for the year ended December 31, 2007 (which includes an explanatory paragraph relating to the adoption of Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an Interpretation of SFAS Statement 109").   We hereby consent to the incorporation by reference of said report in the Registration Statement of WHX Corporation and Subsidiaries on Form S-8 (File No. 333-144148, effective June 28, 2007).

/s/ GRANT THORNTON LLP

New York, NY
March 31, 2008